Exhibit (j)

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated April 29, 2016 and to the incorporation by reference into this Registration Statement (Form N-1A) (Post-Effective Amendment No. 49 to File No. 33-73408) of TIFF Investment Program of our reports dated February 29, 2016 on the financial statements and financial highlights of the TIFF Multi-Asset Fund and TIFF Short-Term Fund, included in the 2015 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 26, 2016